Exhibit 99.1

News Release

Contact:	Maureen K. Usifer
Vice President Investor Relations
609-683-5900

CHURCH & DWIGHT REPORTS SECOND QUARTER EARNINGS

Strong Sales Growth and Gross Margin Expansion

Drives 21% Increase in Operating Profit

Company Raises 2009 EPS Objective and Announces Dividend Increase

PRINCETON, NJ, August 4, 2009 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended June 26, 2009 of $58.2 million or $0.81 per share, compared to last year’s reported net income of $45.8 million or $0.66 per share. Excluding the previously announced plant restructuring charge of $0.05 per share, this year’s second quarter earnings were $0.86 per share.

Second Quarter Review

Reported net sales for the second quarter increased approximately 5% to $623.1 million. Organic sales grew 4.5% for the quarter.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our solid second quarter results, particularly in this difficult economic environment. We were able to increase market share for six of our eight “power brands” in the quarter, achieve continued strong organic sales growth in our household product line and effect a turnaround to positive organic sales growth in our personal care product line. The organic sales growth was driven by consumer appeal for our high quality value-oriented products and premium priced new products, carryover benefits of 2008 pricing actions and a significant increase in marketing spending, partially offset by soft sales in the Specialty Products Division. Our results also reflect exceptional gross and operating margin expansion. The improved gross margin reflects lower commodity costs, pricing, acquisition benefits relating to the businesses acquired from Coty, Inc. and our continuing robust cost reduction programs.”

Consumer Domestic sales were $468.1 million, a $56.5 million increase or 14% above the prior year second quarter sales. The second quarter sales increase was primarily driven by the businesses recently acquired from Coty and higher sales of XTRA Liquid Laundry Detergent, OXICLEAN laundry additive, ARM & HAMMER Liquid Laundry Detergent, ARM & HAMMER and value toothpastes, ARM & HAMMER Super Scoop cat litter and SPINBRUSH.

Consumer International sales were $94.8 million, an $18.0 million decrease or 16% below the prior year second quarter sales. Sales increases, primarily in Canada, Mexico and Australia, were more than offset by the effect of unfavorable foreign exchange rates of approximately 18%. The divestiture of a business in Spain somewhat offset by the acquired businesses from Coty accounted for an additional 1.5% decrease in sales.

Specialty Products sales were $60.2 million, a $9.4 million decrease or 14% below the prior year second quarter sales. Approximately 4% of this decline was due to unfavorable foreign exchange rates. Additionally, a significant decline in U.S. milk prices has weakened the dairy market, resulting in lower volumes in the animal nutrition business.

Gross margin increased to 45.2% in the second quarter compared to 40.8% in the same quarter last year. Excluding the $5.8 million plant restructuring charge reflected in cost of sales, gross margin was 46.1%, a 530 basis point improvement over the prior year second quarter. The increase in gross margin reflects lower commodity costs, price increases, the higher margins associated with the sales of products relating to the businesses acquired from Coty, the remaining impact of liquid laundry detergent concentration and the benefits of cost reduction programs.

Marketing expense was $93.7 million in the second quarter, a $14.5 million increase over the prior year second quarter. The increased marketing spending was focused on the Company’s eight “power brands.” Marketing expense as a percentage of net sales increased 170 basis points to 15.0% in the quarter compared to 13.3% in last year’s second quarter.

Selling, general, and administrative expense (SG&A) was $88.8 million in the second quarter, a $7.4 million increase over the prior year second quarter. SG&A as a percentage of net sales was 14.3% in the quarter, an increase of 60 basis points over the prior year second quarter. The change in SG&A is attributed to amortization and operating costs related to the acquisition from Coty, higher compensation costs, legal expenses, research & development expenditures and information systems costs, partially offset by lower international costs due to foreign exchange.

Operating income increased 21% to $99.0 million in the second quarter compared to $81.9 million in the prior year second quarter. Operating margin expanded 210 basis points to 15.9% and, excluding the 90 basis point effect of the plant restructuring charge, expanded 300 basis points to 16.8%.

The effective tax rate in the second quarter was 38.8% compared to 39.3% in the prior year second quarter. The current quarter and prior year quarter both were impacted by an increase in tax liabilities. The effective tax rate for the full year is expected to be approximately 37.5%.

Net Debt and Free Cash Flow

At quarter-end, the Company had net debt of $492 million (total debt of $849 million less cash of $357 million) compared to net debt at December 31, 2008 of $658 million (total debt of $856 million less cash of $198 million). The leverage ratio of total debt to Adjusted EBITDA (as defined in the Company’s principal credit agreement) is 1.8 for the twelve months ended June 26, 2009.

For the first six months of 2009, the Company reported $194.8 million of net cash from operations compared to $130.3 million in the first six months of 2008. For the first six months of 2009, the Company generated $137.0 million in free cash flow compared to $113.7 million in the prior year period. The increase in free cash flow is primarily related to higher net income, higher non-cash expenses and improved working capital management. Free cash flow is defined as net cash from operations less capital expenditures.

Capital expenditures in the first six months of 2009 were $57.8 million and included approximately $45 million related to the construction of the new laundry detergent manufacturing plant and warehouse in York County, Pennsylvania. Free cash flow was $182 million for the first six months of 2009, excluding the capital expenditures for the new Pennsylvania facility.

Dividend Increase

On July 29, 2009, the Board of Directors declared an increase in the regular quarterly dividend from $0.09 to $0.14 per share, equivalent to an annual dividend of $0.56 per share. The higher dividend raises the annualized dividend payout from $25 million to $39 million. The quarterly dividend will be payable September 1, 2009 to stockholders of record at the close of business on August 13, 2009. It is the Company’s 434th regular consecutive quarterly dividend. The Company last increased its dividend in August 2008. Mr. Craigie commented, “Today’s action reflects the Board of Directors’ desire to reward shareholders for the Company’s continued strong growth and is an indication of its confidence in the Company’s performance and financial strength.”

New Product Activity

With respect to new products, Mr. Craigie commented, “We continue to deliver solid organic sales growth with both our value-oriented and premium priced products. This growth is enabled by new and improved products, largely focused on our eight “power brands,” supported by increased marketing spending. The investment in advertising behind new and existing products is generating particularly strong growth of our largest brand and iconic trademark, ARM & HAMMER, which has now recorded three consecutive quarters of double digit growth for ARM & HAMMER products as a whole. Four years ago, products marketed under this trademark were growing at +1% per year. Our strategy over the past several years to rejuvenate ARM & HAMMER through innovation and brand building investments has led consumers to re-discover the versatility and value of ARM & HAMMER products.”

In the third quarter the Company plans to increase TROJAN advertising spending in support of a new condom called TROJAN ECSTASY, featuring a unique comfort shape and UltraSmooth lubricant. The Company will also continue to provide strong marketing support on other new products such as the new Sonic SPINBRUSH which uses advanced sonic technology for deep cleaning at a price that provides significant value compared to other premium sonic brushes, and OXICLEAN Max Force, a concentrated stain remover that combines four types of stain fighters to get out the toughest dried-in stains.

New Manufacturing Plant and Distribution Center

The Company is on track with its previously announced project to construct a new integrated laundry detergent manufacturing plant and distribution center in York County, Pennsylvania and the related closing of the Company’s North Brunswick, NJ complex. The new facility is scheduled to open in the fourth quarter of 2009. The Company expects to spend $110 million in 2009 and $5 million in 2010 in capital expenditures and cash transition expenses, with expected total expenditures to equal approximately $170 million from 2008 to 2010, on the project. The new facility is expected to be a significant contributor to gross margin expansion in 2010.

The project resulted in plant restructuring charges in the second quarter of $5.8 million or $0.05 per share. These charges relate primarily to accelerated depreciation of the North Brunswick complex, severance and other one-time costs associated with the closing of those facilities.

Divestiture

In June, the Company divested seven brands that were acquired last year from Coty, including AURO-DRI, BOIL-EASE, DERMAREST, GENTLE NATURALS, PRONTO PLUS, SKIN SHIELD and STYE. These brands generated over $20 million in the aggregate in annual sales. The divestiture resulted in no gain or loss in the second quarter and is expected to have a $0.03 negative effect on earnings per share for the second half of 2009.

Outlook

Mr. Craigie commented, “As a result of our strong first half, we are now even more optimistic and confident about our 2009 business forecast. We now expect to achieve organic sales growth of approximately 4% for the total Company in 2009 which reflects approximately 6% organic sales growth for consumer products offset by lower Specialty Products sales.”

Mr. Craigie continued, “Regarding gross margin, we are raising our estimate for gross margin expansion in 2009 to approximately 350 basis points over 2008 (excluding plant restructuring charges), reflecting commodity savings, pricing actions, acquisition benefits, favorable product mix, and benefits from cost reduction programs. We expect that the higher gross margin estimate will enable us to further increase marketing spending in 2009 to approximately 14% of sales, which is an increase of 190 basis points over 2008. We are focusing this increase on brand building in our eight “power brands,” which underpins our strong consumer products organic growth expectations in one of the most challenging economic environments in history. These investments should also lead to continued strong organic growth for the Company when the economy recovers.”

With regard to full year earnings, Mr. Craigie said, “We are raising our previously announced earnings per share estimate of $3.30-$3.35 to $3.35-$3.40, which represents a 17% to 19% increase over 2008 results, excluding plant restructuring charges. The 2009 reported earnings per share (including the expected $0.28 per share plant restructuring charge) is expected to be $3.07-$3.12, representing a 10% to12% increase over 2008 reported results. Our raised guidance reflects our strong performance year to date and our expectation of continued success for the remainder of the year, offset by modest dilution from our sale of non-core brands from the Coty acquisition. We expect the earnings per share to be evenly balanced over the remaining two quarters of the year.”

Church & Dwight will host a conference call to discuss second quarter 2009 results on August 4, 2009 at 10:00 a.m. (ET). To participate, dial in at 866-730-5767 (international: 857-350-1591), access code: 91409170. A replay will be available two hours after the call at 888-286-8010 (international: 617-801-6888), access code: 26941311. Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, the expected effective tax rate for 2009, sales and earnings growth, cash flow, margin improvement, marketing spending, new product introductions, the timing of new product launches, the effect of the divestiture of the businesses previously acquired from Coty, timing of completion and gross margin contribution of the new laundry detergent manufacturing plant and warehouse facility, capital expenditures and restructuring charges related to the new facility and forecasted organic growth, gross margin (GAAP and adjusted) and earnings per share (GAAP and adjusted). These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and vendors, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the divestiture of assets. For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 26, 2009	June 27, 2008	June 26, 2009	June 27, 2008
Net Sales	$623,119	$593,959	$1,203,986	$1,146,826
Cost of sales	341,568	351,479	673,077	680,240

Gross profit	281,551	242,480	530,909	466,586
Marketing expenses	93,704	79,170	160,077	132,655
Selling, general and administrative expenses	88,845	81,427	167,170	159,286

Income from Operations	99,002	81,883	203,662	174,645
Equity in earnings of affiliates	3,993	2,152	6,698	4,532
Other income (expense), net	(8,010)	(8,581)	(15,883)	(16,319)

Income before non-controlling interest and taxes	94,985	75,454	194,477	162,858
Income taxes	36,828	29,684	73,744	60,895
Net Income of Non-Controlling Interest	1	5	8	7

Net Income attributable to Church & Dwight	$58,156	$45,765	$120,725	$101,956

Net Income per share—Basic	$0.83	$0.69	$1.72	$1.53
Net Income per share—Diluted	$0.81	$0.66	$1.69	$1.46

Dividend per share	$0.09	$0.08	$0.18	$0.16
Weighted average shares outstanding—Basic	70,342	66,574	70,288	66,459
Weighted average shares outstanding—Diluted	71,428	71,067	71,370	70,944

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 26, 2009	June 27, 2008
Assets
Current Assets
Cash, equivalents and securities	$356,999	$255,933
Accounts receivable	231,072	272,071
Inventories	215,149	219,244
Other current assets	34,518	29,374

Total Current Assets	837,738	776,622

Property, Plant and Equipment (Net)	423,949	339,971
Equity Investment in Affiliates	11,363	10,094
Tradenames and Other Intangibles	803,005	654,257
Goodwill	840,935	688,399
Other Long-Term Assets	87,943	82,126

Total Assets	$3,004,933	$2,551,469

Liabilities and Stockholders’ Equity
Short-Term Debt	$150,293	$61,077
Other Current Liabilities	350,641	322,642

Total Current Liabilities	500,934	383,719

Long-Term Debt	699,163	678,651
Other Long-Term Liabilities	329,716	288,727
Stockholders’ Equity	1,475,120	1,200,372

Total Liabilities and Stockholders’ Equity	$3,004,933	$2,551,469

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in thousands)	June 26, 2009	June 27, 2008
Net Income	$120,725	$101,956

Depreciation and Amortization	43,606	31,651
Deferred Income Taxes	20,813	5,708
Gain on Asset Sale	—	(2,986)
Asset Impairment Charges and Asset Write-Offs	681	6,710
Non Cash Compensation	9,172	6,698
Other	(3,431)	(6,294)

Changes in Assets and Liabilities:
Accounts Receivable	(7,912)	(21,750)
Inventories	(12,063)	(5,714)
Prepaid Expenses and Other Current Assets	(2,694)	(1,811)
Accounts Payable and Accrued Expenses	15,783	11,463
Income Taxes Payable	8,297	4,024
Excess tax Benefits on Stock Options Exercised	(1,766)	(3,451)
Other liabilities	3,575	4,140

Net cash from operating activities	194,786	130,344

Capital expenditures	(57,761)	(16,656)
Proceeds from sale of assets	30,610	11,235
Other	770	549

Net cash (used in) provided by investing activities	(26,381)	(4,872)

Net change in debt	(6,770)	(118,955)
Payment of cash dividends	(12,631)	(10,625)
Stock option related	5,288	9,471

Net cash provided by (used in) financing activities	(14,113)	(120,109)

F/X impact on cash	4,708	761

Net change in cash and investments	$159,000	$6,124

Free cash flow (net cash from operating activities less capital expenditures)	$137,025	$113,688
York plant capital expenditures	45,082	—

Free cash flow excluding York capital expenditures	$182,107	$113,688

SUPPLEMENTAL INFORMATION

2009 and 2008 Product Line Net Sales

	Three Months Ended		Percent Change
	6/26/2009	6/27/2008
Household Products	$294.3	$266.5	10.4%
Personal Care Products	$173.8	$145.1	19.8%

Consumer Domestic	$468.1	$411.6	13.7%
Consumer International	$94.8	$112.8	-16.0%

Total Consumer Net Sales	$562.9	$524.4	7.3%
Specialty Products Division	$60.2	$69.6	-13.5%

Total Net Sales	$623.1	$594.0	4.9%

	Six Months Ended		Percent Change
	6/26/2009	6/27/2008
Household Products	$578.4	$509.3	13.6%
Personal Care Products	$327.9	$285.0	15.1%

Consumer Domestic	$906.3	$794.3	14.1%
Consumer International	$177.5	$212.5	-16.5%

Total Consumer Net Sales	$1,083.8	$1,006.8	7.6%
Specialty Products Division	$120.2	$140.0	-14.1%

Total Net Sales	$1,204.0	$1,146.8	5.0%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

Adjusted Net Income per Share, Adjusted Gross Margin and Adjusted Operating Profit Margin

The press release provides information regarding Church & Dwight’s net income per share, gross margin and operating profit margin, as well as forecasted net income per share and gross margin, adjusted to exclude restructuring charges related to plant closing expenses incurred in 2009. Management believes that the presentation of adjusted net income per share, gross margin and operating profit margin (including reconciliation information in the press release) is useful to investors because it enables them to assess Church & Dwight’s historical and forecasted performance exclusive of an isolated event that does not reflect Church & Dwight’s day-to-day operations.

Organic Growth

The press release provides information regarding historical and forecasted organic growth, namely net sales adjusted to reflect the impact of acquisitions and divestitures of businesses during the 12 month period ended June 26, 2009 and the effect of foreign exchange rate changes. Management believes that the presentation of organic growth is useful to investors because it enables them to assess, on a consistent basis, sales of products that were marketed by the Company during the entirety of relevant periods. In addition, the exclusion of the effect of foreign exchange adjustments is useful to investors because currency fluctuations are out of the control of, and do not reflect the performance of management.

Three Months Ended 6/26/2009
Reported Net Sales Growth	4.9%
Add:
FX	3.8%
Less:
Acq./Divest.	3.6%
Other	0.6%

Organic Sales Growth	4.5%

Six Months Ended 6/26/2009
Reported Net Sales Growth	5.0%
Add:
FX	4.0%
Less:
Acq./ Divest.	3.4%
Other	0.3%

Organic Sales Growth	5.3%

Free Cash Flow

Free cash flow is used by the Company’s management to help assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow is cash provided by operating activities less capital expenditures and is one of the measures used in determining management’s annual incentive award. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. Free cash flow excluding the capital expenditures for the new Pennsylvania facility is used by management to assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases exclusive of an isolated event that does not reflect Church & Dwight’s day-to-day operations. Please refer to the condensed cash flow statement for details.

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement.